    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1998

                          REGISTRATION NO. 333-48837

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                                 -------------

                         PRE-EFFECTIVE AMENDMENT NO. 3

                                      TO

                                   FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933

                               -----------------

                               CYTRX CORPORATION

            (Exact Name of Registrant as Specified in Its Charter)

                 DELAWARE                                               58-1642740
       (State or Other Jurisdiction                       (I.R.S. Employer Identification Number)
     of Incorporation or Organization)

                            154 TECHNOLOGY PARKWAY
                            TECHNOLOGY PARK/ATLANTA
                            NORCROSS, GEORGIA  30092
                                (770) 368-9500
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                JACK J. LUCHESE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               CYTRX CORPORATION
                             154 TECHNOLOGY PARKWAY
                             TECHNOLOGY PARK/ATLANTA
                             NORCROSS, GEORGIA  30092
                                  (770) 368-9500
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

     THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

        GEORGE M. MAXWELL, JR.                            MARK W. REYNOLDS
          ALSTON & BIRD LLP                            CHIEF FINANCIAL OFFICER
         ONE ATLANTIC CENTER                               CYTRX CORPORATION
      1201 WEST PEACHTREE STREET                        TECHNOLOGY PARK/ATLANTA
      ATLANTA, GEORGIA 30309-3424                       NORCROSS, GEORGIA 30092
            (404) 881-7000                                    (770) 368-9500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]______

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]




Pursuant to Rule 429, the Prospectus which forms a part of this Registration Statement shall also relate to 682,427 (as adjusted to reflect a 1-for-4 reverse stock split effective February 6, 1996) shares of Common Stock registered for resale by the Selling Stockholder pursuant to the Company's earlier registration statements on Form S-3 (File Nos. 33-44618, 33-63002 and 33-93820), and all amendments relating to the foregoing.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                               1,382,427 SHARES

                               CYTRX CORPORATION

                                 COMMON STOCK

                             ____________________

     The shares offered hereby (the "Shares") consist of 1,382,427 shares of common stock, $.001 par value per share, of CytRx Corporation, a Delaware corporation ("CytRx" or the "Company"), together with a Series A Junior Participating Preferred Stock Purchase Right that is associated with each share (the "Common Stock"), that are reserved for issuance upon the exercise of certain warrants issued to Jack J. Luchese (the "Selling Stockholder"). The Shares being offered pursuant to this Prospectus by the Selling Stockholder would have represented approximately 15.3% of the total shares of Common Stock of the Company outstanding as of July 24, 1998 if the warrants had been exercised on that date. The Selling Stockholder is the President and Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company. The Shares may be offered from time to time by the Selling Stockholder. All expenses of registration incurred in connection herewith are borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

     The Selling Stockholder has not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on The Nasdaq Stock Market at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholder and the brokers and dealers through whom sales of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The Company's Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "CYTR." On July 20, 1998 the last reported closing price of the Common Stock was $1.9375 per share.

SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 _____________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS JULY 24, 1998

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Prospectus and made a part hereof:

     (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission on March 30, 1998, as amended on Form 10-K/A filed with the Commission on May 26, 1998, as further amended on Form 10-K/A filed with the Commission on June 19, 1998;

     (b) the description of the Series A Junior Participating Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 17, 1997, as amended by the Company's Amended Registration Statement on Form 8-A/A filed with the Commission on April 24, 1997;

     (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, declared effective on March 1, 1996;

     (d) the Company's Current Report on Form 8-K/A filed with the Commission on July 21, 1997 regarding the acquisition of Zynaxis, Inc. ("Zynaxis"), including the financial statements attached as Exhibit 99.1 thereto;

     (e) the Company's Current Report on Form 8-K filed with the Commission on February 19, 1998 regarding the disposition by Proceutics, Inc. ("Proceutics") of substantially all of its non-real estate assets;

     (f) the Company's Current Report on Form 8-K filed with the Commission on May 1, 1998, as amended on Form 8-K/A filed with the Commission on June 19, 1998, as further amended on Form 8-K/A filed with the Commission on July 24, 1998 regarding the disposition of substantially all of the assets of VetLife, Inc. ("VetLife"), including the restated consolidated financial statements attached as Exhibit 99.1 thereto;

     (g) the Company's Current Report on Form 8-K filed with the Commission on May 26, 1998, as amended on Form 8-K/A filed with the Commission on June 19, 1998, as further amended on Form 8-K/A filed with the Commission on July 24, 1998 regarding the disposition of the two buildings owned by CytRx and Proceutics and including supplemental pro forma condensed financial statements regarding the sale of VetLife and Proceutics, the disposition of the two buildings and the acquisition of Zynaxis; and

     (h) the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1998 filed with the Company on May 15, 1998.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be made in writing to the attention of Corporate Secretary, CytRx Corporation, 154 Technology Parkway, Technology Park/Atlanta, Norcross, Georgia 30092, telephone: (770) 368-9500.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, such reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") with the Commission pursuant to the Securities Act, of which this Prospectus forms a part. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                          FORWARD-LOOKING STATEMENTS

     When used in this Prospectus and elsewhere by management or the Company from time to time, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, the Company's business strategy and means to implement the strategy, goals, amount of capital expenditures, and likelihood of the Company's success in developing and expanding its business. These statements are based on a number of assumptions and estimates which are inherently subject to significant risks and uncertainties, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in the Company's forward-looking statements, some of which are set forth under "Risk Factors" in this Prospectus and include the Company's ability to manage growth, rapid technological change and risk of obsolescence of the Company's products, services and technology. The Company cautions that such factors are not exclusive. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof, or thereof, as the case may be, or to reflect the occurrence of unanticipated events.

     THIS PROSPECTUS INCLUDES PRODUCT NAMES, TRADE NAMES, SERVICE MARKS AND TRADEMARKS OF CYTRX, ITS SUBSIDIARIES AND OTHER COMPANIES INCLUDING, WITHOUT LIMITATION, VAXCEL(TM), VETLIFE(TM), FLOCOR(TM), THERMAX(TM), V*NET(TM), BENCHMARK(TM), CYTRX/(R)/, RHEOTHRX/(R)/, OPTIVAX/(R)/, AND TITERMAX/(R)/.

                                  THE COMPANY

GENERAL

     CytRx Corporation was founded in 1985 and is engaged in the development and commercialization of pharmaceutical-related products and services, primarily involving human therapeutics focused on high-value critical care therapies (the "Core Business"). The Company's principal executive offices are located at 154 Technology Parkway, Technology Park/Atlanta, Norcross, Georgia 30092, telephone number: (770) 368-9500. References herein to "the Company" include CytRx and each of its subsidiaries.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Common Stock. This Prospectus and the documents incorporated herein contain certain forward-looking statements which are inherently uncertain. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

HISTORY OF OPERATING LOSSES; UNCERTAIN PROFITABILITY

     The Company incurred net losses for each of the fiscal years ended December 31, 1995, 1996 and 1997. For the year ended December 31, 1997, the Company had consolidated net operating losses of approximately $6.1 million. Since its inception, the Company has been primarily engaged in the Core Business. The Company's consolidated net operating losses to date have been generated primarily from the research and development activities associated with its Core Business and the Company's lack of significant operating revenues. The Company will incur substantial additional losses until such time, if any, that its primary products, including, but not limited to Flocor and Optivax, have achieved significant sustained commercial sales, which will be dependent upon a number of factors including, but not limited to, receipt of regulatory approval for the sale of such products. Such approval is not likely to occur for a number of years. There can be no assurance that such products of the Company under development will be approved for sale by regulatory authorities, that Flocor, Optivax or any other product of the Company under development can be successfully commercialized or that the Company will achieve significant revenues from sales of Flocor, Optivax or any other product. In addition, there can be no assurance that the Company will achieve or sustain profitability in the future. Failure to achieve significant revenues or profitability would have a material adverse effect on the Company's business, financial condition and results of operations. In view of the prior operating history of the Company, there can be no assurance that the Company will ever be able to achieve profitability on a quarterly or annual basis or that it will be able to sustain or increase its revenue growth in future periods.

DISPOSITION OF CERTAIN OPERATING SUBSIDIARIES; SUBSTANTIAL DECREASE IN COMPANY'S REVENUES

     On February 16, 1998 the Company sold substantially all of the non-real estate assets of Proceutics for approximately $2.1 million. On April 17, 1998, CytRx and VetLife sold substantially all of the assets of VetLife for approximately $3.5 million in cash, an unsecured subordinated promissory note in the principal amount of $4.0 million, and contingent payments of up to $6.0 million. The contingent payments are comprised of: (i) $250,000 payable upon the purchaser's execution, if ever, of an agreement (the "High Oil Corn Agreement") with Optimum Quality Grains on or before December 31, 2008 which grants the purchaser the exclusive right to receive commissions until December 31, 2008 with respect to the sale and distribution of High Oil Corn products to the confined fed U.S. cattle industry, (ii) 25% of the Adjusted Net Revenues (as defined in the Acquisition Agreement) derived by the purchaser from the sale of High Oil Corn products pursuant to the High Oil Corn Agreement until the earlier of December 31, 2008 or the date upon which VetLife has received an aggregate of $2,000,000 from such sales, (iii) $250,000 upon final approval by the U.S. Food and Drug Administration ("FDA") of the right to market any product produced by Ivy Laboratories, Inc. which contains Ivermectin (an "Ivermectin Product"), (iv) 10% of the Adjusted Net Revenues derived by the purchaser from the sale or distribution of any Ivermectin Products until the earlier of December 31, 2005 or the date upon which VetLife has received an aggregate of $2,000,000 from such sales and (v) $1,500,000 upon the closing of any Liquidity Event (as defined in the Acquisition Agreement) if such Liquidity Event closes before December 31, 2008. VetLife has no historical sales for either High Oil Corn products nor any Invermectin Products. The purchaser has not entered into the High Oil Corn Agreement nor obtained FDA approval to market any Ivermectin Products and therefore has not derived any revenues from either of such products, and no Liquidation Event has occurred with respect to the purchaser. On May 11, 1998, CytRx and Proceutics sold two buildings that they owned at 150 and 154 Technology Parkway, Norcross, Georgia for approximately $4.5 million. The sales were consummated to increase the capital available for funding the clinical trials and continued research and development for the Company's pharmaceutical products, including FLOCOR. The Company's divested businesses accounted for substantially all of the Company's revenues for the year ended December 31, 1997. The lack of future revenues from these services may require the Company to obtain additional financing to fund the necessary testing and data collection procedures prescribed by the FDA for the commercialization of any products for human use. There can be no assurance that the Company will be able to obtain additional financing on terms satisfactory to it. The inability to obtain such funds and to continue the Company's clinical trials and research and development activities could have a material adverse effect on the Company's business.

NO ASSURANCE OF SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS AND TECHNOLOGIES

     The Company's products and technologies are in various stages of development and significant amounts of money and time will be required to develop and commercialize them. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Therefore, actual research and development costs could exceed budgeted amounts, and estimated time frames may require extension. Cost overruns due to unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy would prevent or substantially slow development efforts and ultimately could have a material adverse effect on the Company and its partners. If the Company or its partners encounter technical problems in the further development of the Company's products or technologies, the Company could be required either to abandon or substantially modify its development programs. There can be no assurance that any of the Company's products or technologies will prove to be safe and effective and there can be no assurance that any of the Company's products or technologies will be approved by the U.S. FDA or equivalent foreign authorities or that, if approved, such products or technologies will be accepted in the market or can be commercialized in a profitable manner. Furthermore, the Company's products and technologies could produce adverse side effects after commercialization. There can be no assurance that the Company will be able to overcome all of these obstacles and successfully develop and commercialize any of its products or technologies.

NEED FOR FUTURE FINANCING

     The Company's financial resources are limited and the amount of funding that it will require to develop and commercialize its products and technologies is highly uncertain. Adequate funds may not be available when needed or on terms satisfactory to the Company. Lack of funds may cause the Company to delay, reduce and/or abandon certain or all aspects of its research and development programs. The initiation of the Phase III clinical trial for FLOCOR and related activities in preparation for commercialization has greatly increased the Company's need for capital. Management believes that cash and investments on hand, combined with interest income, operating revenues and the proceeds from the Company's divestitures of its non-core businesses and the sale of its real estate assets will be sufficient to satisfy the Company's projected liquidity and working capital needs through late 1999, but it is likely that additional funding will be required to accomplish the necessary testing and data collection procedures prescribed by the U.S. FDA for the commercialization of any products for human use. Definitive statements as to the time required and costs involved in reaching certain objectives for the Company's products are difficult to project due to the uncertainties of the medical research field. Requirements could vary depending upon the results of research, competitive and technological developments, and the time and expense required for governmental approval of products, some of which factors are beyond management's control. The Company may seek additional funding for its research and development activities through a variety of financing mechanisms, including the issuance of equity securities. Any such financing could dilute the Company's existing shareholders.


GOVERNMENT REGULATION

     The Production and marketing of the Company's products and its ongoing research and development activities, including preclinical studies and clinical trials, are subject to extensive regulation by numerous federal, state and local governmental authorities in the United states and by similar regulatory agencies in other countries where the Company tests and markets, or intends to test and market, its current or future products. There can be no assurance that the Company will obtain further regulatory approvals to conduct clinical trials or to market its current products or that the Company will obtain on a timely basis, or at all, regulatory approvals to conduct clinical trials or to market products that may be developed in the future. Prior to marketing any product developed by the Company, or marketed under license, the Company must undergo an extensive regulatory approval process by the FDA and comparable regulatory authorities in foreign countries. The regulatory process can take many years and require the expenditure of substantial resources.

     The Company must demonstrate through preclinical studies and clinical trials that its products are safe and efficacious for use in each proposed application. The results from preclinical animal studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products. A number of companies in the therapeutics industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing. In addition, the rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the ability of the Company to manage the clinical trial, the proximity of patients to clinical sites and the eligibility criteria for the study. Several factors, such as delays in planned patient enrollment, may result in increased costs and delays or termination of clinical trials prior to completion, which could have a material adverse effect on the Company. Preclinical studies must also be conducted in conformity with the FDA's good laboratory practice regulations. Clinical trials generally must meet requirements for institutional review board oversight and informed consent, as well as regulatory agency prior review, oversight and good clinical practice requirements.

     Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in the policies of regulatory authorities for new product approval during the period of product development and regulatory review of each submitted pre-market approval application, new drug application or other required approval application. There can be no assurance that, even after such time and expenditures, regulatory approvals will be obtained for any products developed by the Company. Moreover, if FDA approval of a product is granted, such approval will entail limitations on the indicated uses for which it may be marketed and may impose labeling requirements which may adversely affect the Company's ability to market its products.

     The products of the Company may be regulated in other countries by foreign agencies comparable in authority to the FDA. The process of obtaining regulatory approval in other countries is often as costly, time-consuming and uncertain as it is in the United States. In addition, foreign agencies may apply different or more stringent standards than the FDA and require additional or different clinical studies. Foreign agencies also may fail to approve the products even if the FDA has done so.

     Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspension of regulatory approvals, product recalls, seizure of products, imposition of operating restrictions or civil penalties, FDA refusal to approve marketing applications, and criminal prosecutions. Further, FDA policy or similar policies of regulatory agencies in other countries may change and additional government regulations may be established that could prevent or delay regulatory approval of the company's products in such countries. The failure of the Company to obtain the necessary regulatory approval would have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY RISKS

     The Company's success will depend, in part, upon its ability to develop patentable products and technologies and to obtain effective patent protection for its products and technologies both in the United States and in other countries. The Company believes that its patents are critical to its prospects for success and that the Company has perfected its patent and trademark rights in those jurisdictions where it anticipated selling and marketing its technologies. There can be no assurance that the Company's United States and foreign issued or pending applications will offer any protection or that they will not be challenged, invalidated or circumvented. In addition, there can be no assurance that competitors will not obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets.

     The Company's patent estate is subject to numerous potential threats. Critical patent applications may not issue or may issue with limitations that materially reduce their coverage; competitors may challenge the validity of the Company's patents through challenges within the United States Patent and Trademark Office and its foreign equivalents or through lawsuits in the courts; or competitors may claim that the Company's products infringe competitors' patents. Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Accordingly, there can be no assurance that current and potential competitors or other third parties have not filed or will not file applications for, or have not received or will not receive, patents and will not obtain additional proprietary rights relating to materials or processes used or proposed to be used by the Company.

     It is possible that the Company's products or processes will infringe, or will be found to infringe, patents not owned or controlled by the Company. If any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from practicing the subject matter claimed in such patents, or could be required to obtain licenses or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available at all or on terms acceptable to the Company or that the Company could redesign its products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to the Company or to protect trade secrets and could result in a substantial cost to and diversion of efforts by the Company or any of its subsidiaries.

     The Company also relies on trade secrets, proprietary know-how and continuing technological innovation, which it seeks to protect with confidentiality agreements with collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known to or be independently discovered by competitors.

COMPETITION

     Many companies, including large pharmaceutical, chemical and biotechnology firms with financial resources, research and development staffs, and facilities that are substantially greater than those of the Company, are engaged in the research and development of pharmaceutical products that could compete with the products under development by the Company. Furthermore, many of the Company's existing or potential competitors have extensive experience in research, preclinical testing, human clinical trials, obtaining FDA and other regulatory approvals, and manufacturing and marketing their products, or are allied with major pharmaceutical companies that can afford them these advantages. The industry is characterized by rapid technological advances and competitors may develop their products more rapidly and/or such products may be more effective than those under development by the Company or its licensees and corporate partners.

     The Company's products and potential products are in various stages of development, and no assurance can be given that any of these products or potential products will perform better than or as well as products that may be being developed by the Company's competitors, or that the Company's competitors will not develop products or technologies that will render the Company's products and technologies obsolete or less competitive.

     In general, competition in the pharmaceutical, chemical and biotechnology field is based on such factors as product performance and safety, product acceptance by physicians, patent protection, manner of delivery, ease of use, price, distribution and marketing. Any product developed by the Company that gains regulatory approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, complete clinical testing and the regulatory approval process, gain reimbursement acceptance and supply commercial quantities of the product for distribution to the market are expected to be important competitive factors. The failure of the Company's products to generate adequate commercial demand, or the failure of the Company's products to gain substantial market acceptance and market share, could have a material adverse effect on the Company's business, financial condition or results of operations.

LACK OF MARKETING EXPERIENCE

     It is anticipated that the Company will market and sell a significant portion of its products directly. The Company has limited experience in sales, marketing and distribution of pharmaceutical products and its success in marketing its products will be based on a number of factors including market size and concentration in the Company's designated markets, the size and expertise of the Company's sales force in such designated markets and the Company's overall strategic objectives. There can be no assurance that the factors necessary to successfully market the Company's products will be favorable, or that the Company will be able to obtain the expertise necessary to successfully market its products.

LACK OF NEEDED STRATEGIC THIRD-PARTY RELATIONSHIPS

     A principal element of the Company's strategy is the creation and maintenance of strategic relationships that will enable the Company to offer its services, products and technologies to a larger customer base than the Company could otherwise reach through its direct marketing efforts. Vaxcel's business strategy is to license its products to pharmaceutical and biotechnology companies engaged in vaccine research and development. Indeed, at the present time Vaxcel does not own or have the right to any vaccines or antigens that can be used with Optivax or the Zynaxis technologies and Vaxcel's success is dependent upon its ability to license its technologies to vaccine manufacturers for use with their vaccines. Although the Company intends to continue to expand its direct marketing channels, the Company believes that strategic partner relationships may offer a potentially more effective and efficient marketing channel. Consequently, the Company's success depends in part on its ability to enter into relationships with strategic partners and the ultimate performance of the strategic partners. There can be no assurance that the Company will be able to negotiate needed strategic relationships in the future or that once those strategic relationships have been formed, they will not be terminated. With respect to the products of Vaxcel and Zynaxis, the inability of the Company to form relationships with strategic partners would cause the Company to establish marketing and distribution channels for its products.


     Although the Company views strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its products, there can be no assurance that strategic partners would view their relationships with the Company as significant for their own businesses or that they would not reassess their commitment to the Company after entering into the relationship. The Company's arrangements with strategic partners may not establish minimum performance requirements for the Company's strategic partners, but instead may rely on the voluntary efforts of these partners in pursuing joint goals. In addition, even if not restricted by contract, the Company may be restrained by business considerations from pursuing alternative arrangements, or the reassessment of the strategic partners' business goals which do not correlate with the business goals of the Company. The Company's inability to comply with the terms of strategic partner arrangements could result in strategic partners seeking alternative arrangements with other pharmaceutical or biotechnology companies, which could have a material adverse impact on the Company.

IMPACT OF TECHNOLOGY TRANSFER ACT OF 1986; BAYH-DOLE ACT

     The Company has a wide variety of copolymers available for its use, some of which were in-licensed from Emory University and others which were developed by the Company. Optivax is the tradename for a family of proprietary nonionic block copolymers that augment or modify the immune response to vaccines when administered primarily by injection. Optivax copolymers act both as a delivery system by targeting vaccines to cells of the immune system and as an adjuvant because of its ability to augment the immune system's response to vaccines. The development of certain Optivax copolymers in-licensed from Emory University was supported with federal funds. Federal funds were not used, however, to support the development of certain other Optivax copolymers developed by the Company. At present, the Company is only developing Optivax copolymers that have not been supported by federal funds. If Vaxcel were to pursue commercialization of Optivax copolymers that utilized federal funds during development, such Optivax copolymers would be subject to the Technology Transfer Act of 1986 or the Bayh-Dole Act, whereby the federal government retains a non-exclusive right to make, have made, or sell any invention that results from the activities of the federal government or the use of federal funds. If the federal government were to exercise any of such rights in the future, the business and financial condition of Vaxcel could be materially adversely affected.

HEALTH CARE REFORM INITIATIVES

     Health care reform remains an area of increasing national and international attention. Several proposals to modify the current health care system in the United States to improve access and control costs currently are being considered by both federal and state governments. Any such reform measures could adversely affect the amount of reimbursement available from governmental or private payers or could affect the ability to set prices for newly approved products. Similar proposals are being considered by governmental officials in other significant pharmaceutical markets, including Europe. It is uncertain what proposals will be adopted or what actions governmental or private payers for health care goods and services may take in response to proposed or actual legislation in the United States or other important markets. Any such health care reform proposals may materially adversely affect the business of the Company.

NO ASSURANCE OF ADEQUATE REIMBURSEMENT

     The success of the Company's products and technologies in the United States and other significant markets will depend in part upon the extent to which a consumer will be able to obtain reimbursement for the cost of such products from government health administration authorities, private health insurers and other organizations. Uncertainty exists as to the reimbursement status of any newly approved product. Government and other third-party payors are increasingly attempting to contain health care costs by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval and by limiting both coverage and the level of reimbursement for new technologies approved for marketing by the FDA. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company's products or technologies, the market acceptance of such products or technologies would be adversely affected. Even if a product is approved for marketing, there can be no assurance that patients will have sufficient resources to pay for the therapy or that governmental or private payers will provide adequate reimbursement for such product, if at all. The Company has initiated discussions with consultants or other advisors that will assist the Company in identifying, targeting and communicating with government and other third-party payors, to develop the Company's strategy for seeking adequate reimbursement from such payors. The Company will not be able to finalize its strategy for any product until it has obtained all of the required regulatory approvals for the product, and established the market price of the product.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS

     The future revenues and profitability of and availability of capital for biotechnology and pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO INADEQUATE SUPPLY OF MATERIALS; DEPENDENCE ON SUPPLIERS AND MANUFACTURERS

     Management believes that the Company has an adequate supply of materials on hand to meet the Company's needs for 2 to 3 years (both drug substance and formulated drug product) which management anticipates to be sufficient to complete the anticipated studies necessary for filing a New Drug Application/Product License Application with the FDA. However, it is possible that delays and complications, among other factors, could make the Company's current supply inadequate. If the Company is unable to obtain additional materials, such inability could have a material adverse effect on the Company's business.

     The Company requires three suppliers of materials or services to manufacture its product; (i) a supplier of the raw drug substance, (ii) a supplier of the purified drug which is refined from the raw drug substance and
(iii) a manufacturer who can formulate and sterile fill the purified drug substance into the finished drug product. The raw drug substance is currently widely available at commercial scales from numerous manufacturers. The Company has not entered into a formal agreement with any supplier for the raw drug substance because of its wide availability. To obtain a quantity of the purified drug substance sufficient to cover the Company's needs through the NDA submission and approval process, the Company entered into an agreement with Hitex, Custom High-Tech Extraction and Purification ("Hitex"), in Vannes, France. Pursuant to such agreement, Hitex has produced enough material to satisfy the Company's estimated needs for the next 2-3 years through NDA approval. The purified drug substance is not currently available from any other vendors. A commercial supply agreement is being negotiated to cover product commercialization. The Company is also considering seeking additional commercial suppliers or constructing its own facility for the production of the purified drug substance. There can be no assurance that Hitex will enter into another agreement for additional purified drug substance or that the Company will be able to obtain additional purified drug substance if the Company's current supply is inadequate. Also, there can be no assurance that if the Company elects to build a facility that it will be able to secure adequate financing for the construction of such facility. Such inability to obtain additional purified drug substance in amounts and at prices acceptable to the Company could have a material adverse effect on the Company's business. To meet the need for manufacture of the Company's finished drug product, the Company has entered into a supply agreement with the Hospital Products Division of Abbott Laboratories ("Abbott"). Under the terms of the Agreement, Abbott will complete all research and development work necessary to support the NDA filing and approval, will produce clinical supply materials, and will produce product for introduction into trade channels on order from CytRx for a period of seven years from NDA approval. Abbott has attested to CytRx that they are in CGMP compliance. The inability of the Company to maintain such relationship on terms acceptable to the Company could have a material adverse effect on the Company's business.

      The production of purified drug substance required an extensive investigation to identify the conditions for successful purification and drying. These experiments were successfully completed during the quarter ended March 31, 1998. The CGMP validation runs were successfully completed in March 1998 and production of CGMP compliant material was completed in June 1998.


DEPENDENCE ON KEY MANAGEMENT

     The Company's success will continue to depend to a significant extent on the members of its management and scientific staff, particularly its Chief Executive Officer, Jack J. Luchese. The Company has an employment contract with Mr. Luchese which expires at the end of 1998. As the Company continues to grow, it will continue to hire, appoint or otherwise change senior management and members of its scientific staff. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. The loss of services of Mr. Luchese or of any other key employee could have a material adverse effect upon the Company's business.

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS

     The Company's research and development activities involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may be required to incur significant costs to comply with environmental laws and regulations in the future. The Company's operations, business, financial condition and results of operations may be materially adversely affected by current or future environmental laws or regulations.

POTENTIAL PRODUCT LIABILITY EXPOSURE

     The Company could be exposed to possible claims for personal injury resulting from allegedly defective products or technologies. Even if a product is approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from such products. While to date no material adverse claim for personal injury resulting from allegedly defective products or technologies has been successfully maintained against the Company, a substantial claim, if successful, could have a material adverse effect on the Company. The Company maintains product liability insurance covering the use of its products in human clinical trials, and may extend coverage under this insurance to institutions or individuals who are collaborating with the Company for the development of its products. The Company will obtain product liability coverage to protect third-party manufacturers of the Company's products only if required by the agreement with such manufacturer.

VOLATILITY OF STOCK PRICE

     The Common Stock is quoted on the Nasdaq National Market. The market prices for securities of pharmaceutical and biotechnology companies (including CytRx) have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of regulatory developments, technological innovations or new therapeutic products, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of the Common Stock.

BUSINESS ACQUISITION

     Effective May 21, 1997, Zynaxis, a publicly-held biotechnology company engaged in the development of certain vaccine technologies, merged with Vaxcel Merger Sub, a wholly-owned subsidiary of Vaxcel formed for the purpose of the transaction. As a result of the Merger, Zynaxis became a wholly-owned subsidiary of Vaxcel. Also as a result of the Merger, Vaxcel acquired the PLG microencapsulation and mucoadhesive vaccine technologies of Zynaxis. Neither of such technologies are final product. They were designed to be combined with a vaccine to formulate a final product for oral delivery. Based on their current stage of development, it will take several additional years to generate sufficient data for FDA approval of oral vaccines containing either technology. The Company deems such Zynaxis technologies to be complementary to Vaxcel's technologies, including Optivax. However, there can be no assurance that the Company can successfully market, sell or distribute the Zynaxis technologies, or that the Zynaxis technologies will function in accordance with the Company's expectations. Failure to market, sell or distribute the Zynaxis technologies, or the failure of the Zynaxis technologies to meet the expectations of the Company, may have a material adverse effect on the Company's business, financial condition and results of operations.

ANTI-TAKEOVER PROTECTIONS

     At its 1997 annual meeting, the stockholders of the Company voted to classify its board of directors. As a result of the classification of the board of directors, at least two stockholder meetings, instead of one, will be required to effect a change in the majority control of the Company board, except in the event of vacancies resulting from removal for cause (in which case the remaining directors would fill the vacancies so created). It should also be noted that the classification provision will apply to every election of directors, rather than only an election occurring after a change in control.
The classification of directors has the effect of making it more time-consuming to change majority control of the Company's Board of Directors, and accordingly may cause potential purchasers of the Company to lose interest in any potential purchase of the Company, regardless of whether such purchase would be beneficial to the Company and its stockholders.

     The Restated Bylaws of the Company provide that the number of directors will be fixed from time to time with the approval of two-thirds of the Board of Directors or the affirmative vote of at least 80% of the issued and outstanding shares of the Company's Common Stock. Moreover, the Restated Bylaws provide that directors may only be removed for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company then entitled to vote at an election of directors. This provision prevents stockholders from removing any incumbent director without cause and allows two-thirds of the incumbent directors to add additional directors without approval of stockholders until the next annual meeting of stockholders at which directors of that class are elected.

     The Company's Restated Bylaws contain a provision requiring a stockholder to give notice, not later than the number of days specified in Rule 14a-8(a)(4) promulgated under the Exchange Act or any amendment or successor to such rule (currently 120 days), of a proposal or director nomination that such stockholder desires to present at any annual or special meeting of stockholders. Such provision prevents a stockholder from making a proposal or a director nomination at a stockholder meeting without the Company having advance notice of the proposal or director nomination. This provision could make a change in control more difficult by providing the directors of the Company with more time to prepare an opposition to a proposed change in control.

     Pursuant to a Shareholder Protection Rights Agreement dated as of April 16, 1997 by and between American Stock Transfer & Trust Company, as rights agent, and the Company (the "Rights Agreement"), on May 15, 1997 the Company distributed a dividend with respect to each share of Common Stock outstanding on such date of one right (a "Right") which entitles the registered holder to purchase from the Company 1/10,000th of a share (a "Unit") of Series A Junior Participating Preferred Stock (the "Series A Participating Preferred Stock"), at a purchase price of $30 per Unit (the "Exercise Price"), subject to adjustment. Until the Separation Time, the Rights are unexercisable and attach to and transfer with the Common Stock certificates. The "Separation Time" will occur upon the earlier of ten business days (unless changed by the Board of Directors as provided in the Rights Agreement) after an announcement of the acquisition by a third party (an "Acquiring Person") of 15% or more of the Common Stock, or ten business days (unless changed by the Board of Directors as provided in the Rights Agreement) after the commencement of a tender offer for 15% or more of the Common Stock. If a Flip-In Date occurs (i.e., the close of business ten days following announcement by the Company that a person has become an Acquiring Person), Rights owned by the Acquiring Person or any affiliate or associate thereof or any transferee thereof will automatically become void and, subject to the right of the Board of Directors to cause the Company to exchange shares of Common Stock for the Rights or to terminate the Rights, each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock having a market value equal to twice the Exercise Price. After a Flip-In Date occurs, the Company may not consolidate or merge with, or sell 50% or more of its assets or earning power to, any person, if the Company's Board of Directors is controlled by the Acquiring Person, unless proper provision is made so that each Right would thereafter become a right to buy, for the Exercise Price, that number of shares of common stock of such other person having a market value of twice the Exercise Price.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company unless the offer is conditioned on a substantial number of rights being acquired. However, the Rights should not interfere with any merger, statutory share exchange or other business combination approved by a majority of the directors since the Rights may be terminated by the Board of Directors at any time on or prior to the close of business ten business days after announcement by the Company that a person has become an Acquiring Person. Thus, the Rights are intended to encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiations with the Board of Directors.

     The existence of the foregoing provisions in the Company's bylaws, and the existence of the Rights Agreement, could adversely affect the market price of the Common Stock, as the market may be willing to pay less for shares of Common Stock as a result of a decreased probability of a change in control.
Impediments to a change in control could cause potential purchasers of the Company to lose interest in any potential purchase of the Company, regardless of whether such purchase would be beneficial to the Company and its stockholders. Further, the foregoing provisions could have the effect of preserving encumbent management in office.

ABSENCE OF DIVIDENDS

     The Company has not paid any cash dividends in the past on its Common Stock and does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth.

                              SELLING STOCKHOLDER

     All of the Shares are being sold by Jack J. Luchese, the Selling Stockholder. The Selling Stockholder will receive all of the proceeds from the sale of the Shares. The following table sets forth, as of the date of this Prospectus, certain information with respect to the ownership of shares of Common Stock by the Selling Stockholder.

                                                                 PERCENTAGE
                                                                 OF SHARES
                                                                BENEFICIALLY
                                 NUMBER OF      NUMBER OF       OWNED AFTER
NAME OF SELLING STOCKHOLDER    SHARES OWNED    SHARES OFFERED     OFFERING
---------------------------    ------------    --------------   -----------
JACK J. LUCHESE                  817,913(1)       1,382,427           *

  (1) Includes 776,177 shares of Common Stock that are subject to warrants or stock options that are currently exercisable or will become exercisable within 60 days of the date of this Prospectus.

  *  Less than one percent.

     The Selling Stockholder has served as President and Chief Executive Officer of the Company since March 13, 1989, and was elected as a director effective March 24, 1989, the date upon which the Selling Stockholder executed an employment agreement. The Selling Stockholder was elected Chairman of the Board of Directors of the Company at the Company's annual meeting of June 8, 1995. Under his original employment agreement and certain amendments thereto, the Selling Stockholder received warrants to purchase an aggregate of 2,500,000 shares of Common Stock, the underlying shares of which have been registered pursuant to Company's registration statements on Form S-3 (Registration Nos. 33-44618 and 33-63002). As amended and restated on February 20, 1995, to extend the Selling Stockholder's term of employment with the Company, the employment agreement consolidates (through cancellation and reissuance) all warrants previously granted to the selling stockholder (the "Amended and Restated Employment Agreement"). In addition, the Amended and Restated Employment Agreement granted the Selling Stockholder an additional 229,706 warrants, the underlying shares of which were registered pursuant to the Company's registration statement on Form S-3 (Registration No. 33-93820). As a result of a reverse 1-for-4 stock split effective February 6, 1996, these previously granted warrants are now warrants to purchase 682,427 shares of Common Stock. Of these warrants, warrants to purchase 657,427 shares of Common Stock have vested, with warrants to purchase an additional 6,250 shares vesting at the beginning of each calendar quarter.

     On March 26, 1996, June 26, 1997 and April 8, 1998, the Selling Stockholder was granted additional warrants to purchase 200,000 shares of Common Stock at a price of $3.6875 per share, 50,000 shares of Common Stock at a price of $4.125 per share, and 450,000 shares of Common Stock at a price of $2.9375 per share, respectively. The shares underlying these warrants were registered pursuant to the registration statement on Form S-3 of which this Prospectus is a part. The warrant to purchase 200,000 shares of Common Stock vests based upon the achievement of certain corporate financing milestones. The warrant to purchase 50,000 shares of Common Stock vests as to 6,250 shares of Common Stock on each of March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999 and as to the remaining 25,000 shares of Common Stock if the price of the Company's Common Stock reaches $20.00 per share by December 31, 1999. The warrant to purchase 450,000 shares of Common Stock vests upon the achievement of certain milestones regarding the price per share of the Company's Common Stock.

                             PLAN OF DISTRIBUTION

     The Shares offered hereby by the Selling Stockholder may be sold from time to time by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; and (e) face-to-face transactions between the Selling Stockholder and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

     Upon the Company being notified by the Selling Stockholder that any material arrangement has been entered into with a broker for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     The Company is bearing all costs relating to the registration of the Shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholder.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon the Company by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed on March 30, 1998, as amended on Form 10-K/A filed on May 26, 1998, as further amended on Form 10-K/A filed on June 19, 1998 and the restated consolidated financial statements of the Company included in the Company's Current Report on Form 8-K filed on May 1, 1998, as amended on Form 8-K/A filed on June 19, 1998, as further amended on Form 8-K/A filed on July 24, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Zynaxis, Inc. and subsidiaries incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.
                                     -13-

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               _________________
                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Incorporation of Certain Documents by Reference...........................  2
Available Information.....................................................  3
Forward-Looking Statements................................................  3
The Company...............................................................  4
Risk Factors..............................................................  4
Selling Stockholder....................................................... 12
Plan of Distribution...................................................... 13
Legal Matters............................................................. 13
Experts................................................................... 13

                               1,382,427 SHARES


                               CYTRX CORPORATION


                                 COMMON STOCK




                          ___________________________

                                  PROSPECTUS
                          ___________________________



                                 July 24, 1998

                                    PART II



                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the Common Stock are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee and the NASD filing fee are estimated. No portions of these fees will be borne by the Selling Stockholder.

Securities and Exchange Commission Registration Fee.....................      $  0.00
Nasdaq National Market Listing Fee......................................         0.00
Accountants' Fees and Expenses..........................................     5,000.00*
Legal Fees and Expenses.................................................   $10,000.00*
                                                                           ----------
   Total................................................................   $15,248.91*
                                                                           ==========

*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation of the Registrant was amended in 1986 so as to eliminate personal liability of the members of the Board of Directors to the fullest extent permitted by law. Specifically, Article Eleventh of the Certificate of Incorporation provides as follows:

     A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


     In addition, the Certificate of Incorporation and By-Laws of the Registrant provide for indemnification of all officers and directors of the Registrant to the fullest extent permitted by law. In particular, Article Nine of the Certificate of Incorporation provides as follows:

     The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          Article Five of the Corporation's By-Laws provides as follows:


          1. MANDATORY INDEMNIFICATION. The corporation shall indemnify, to the fullest extent permissible under Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          2. MANDATORY ADVANCEMENT OF EXPENSES. Expenses reasonably and actually incurred by a director, officer, employee, or agent in the course of defending any suit under paragraph 1 of this Article V shall be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation shall pay these expenses as they are incurred by the person who may be entitled to indemnification.

          3. CONTINUATION OF RIGHT TO INDEMNIFICATION. The indemnification and advancement of expenses expressly provided by this bylaw shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators.

          4. INTENT OF BYLAW. The intent of this Article V is to provide the broadest possible rights to indemnification to the directors, officers, employees, and agents of the corporation permissible under the law of Delaware and not to affect any other right to indemnification that may exist.

     Section 145 of the Delaware General Corporation Law provides as follows:

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit personal liability of members of this board of directors or governing body for violations of a director's fiduciary duty of care. However, directors remain liable for breaches of duties of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal under Delaware General Corporation Law Section 174 or obtaining an improper personal benefit. In addition, equitable remedies for breach of fiduciary duty, such as injunction or recession, are available.

     The Company holds an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the registrant for a wrongful act that they may become legally obligated to pay or for which the registrant is required to indemnify the directors or officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In addition, the Company holds an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Company for a wrongful act that such directors or officers may become legally obligated to pay or for which the Company is required to indemnify the directors and officers, including liability under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


       EXHIBIT
       Number                             EXHIBIT DESCRIPTION
       -------                            -------------------
         4.1        Restated Certificate of Incorporation of the Registrant (Incorporated
                    herein by reference to Exhibit 3.1 to the Registrant's registration statement on Form S-3 filed November 5, 1997, Registration No.
                    333-39607)

         4.2        Restated Bylaws of the Registrant, as amended (Incorporated herein by reference to Exhibit 4.2 to the Registrant's registration statement or Form S-8 filed July 21, 1997, Registration No. 333-31717)

         4.3        Shareholder Protection Rights Agreement dated April 16, 1997 between
                    CytRx Corporation and American Stock Transfer & Trust Company as
                    Rights Agent (Incorporated herein by reference to Exhibit 4.1 to the
                    Registrant's quarterly report on Form 10-Q for the quarter ended
                    March 31, 1997, File Number 000-15327)

           5*       Opinion of Alston & Bird LLP

        23.1*       Consent of Alston & Bird LLP (included in Exhibit 5 above)

        23.2        Consent of Ernst & Young LLP

        23.3        Consent of Arthur Andersen LLP

         24 *       Powers of Attorney


    *  Previously filed.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.


          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, and State of Georgia, on July 24, 1998.


                                        CYTRX CORPORATION

                                        By: /s/ Jack J. Luchese
                                            -------------------
                                            Jack J. Luchese
                                            President and Chief Executive
                                            Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on July 24, 1998.

        SIGNATURE                               TITLE
        ---------                               -----
  /s/ Jack J. Luchese              Director, President and Chief Executive Officer
------------------------------     (Principal Executive Officer)
     Jack J. Luchese

  /s/ Mark W. Reynolds*            Chief Financial Officer (Principal Financial
------------------------------     Officer and Principal Accounting Officer)
     Mark W. Reynolds

  /s/ Jack L. Bowman*              Director
------------------------------
     Jack L. Bowman

  /s/ Raymond C. Carnahan, Jr.*    Director
------------------------------
     Raymond C. Carnahan, Jr.

  /s/ Max Link*                    Director
------------------------------
     Max Link

  /s/ Herbert H. McDade, Jr.*      Director
------------------------------
     Herbert H. McDade, Jr.

------------
* Signed by Jack J. Luchese on behalf of such individual pursuant to the power-of-attorney previously filed herewith.